Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of Home Equity Mortgage Trust 2006-2 for the registration of Home Equity Mortgage Trust 2006-2 Asset-Backed Notes, Series 2006-2, in the registration statement on Form S-3 (No. 333-131465) and to the incorporation by reference therein of our report dated January 23, 2006, with respect to the financial statements of Financial Guaranty Insurance Company, appearing in the Form 8-K of Asset Backed Securities Corporation dated April 26, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
April 26, 2006